Exhibit 10.1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AND SUPPLY AGREEMENT

THIS LICENSE AND SUPPLY AGREEMENT (the “Agreement”) is made this 4th day of March, 2014, (the “Effective Date”) by and between B.R.A.H.M.S GmbH, part of Thermo Fisher Scientific Inc. and a corporation organized under the laws of Germany with a location at Neuendorfstrasse 25, 16761 Hennigsdorf, GERMANY (“BRAHMS”) and diaDexus, Inc., a corporation organized under the laws of the State of Delaware with a location at 349 Oyster Point Boulevard, South San Francisco, California 94080, UNITED STATES OF AMERICA (“Company”). BRAHMS and Company may be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, BRAHMS is the owner of patents and patent applications listed on Schedule 1, which shall be updated from time to time as needed to include patents issued and applications filed after the Effective Date relating to the detection and/or measurement of C-terminal pro-endothelin-1 (“CT-proET-1”), mid-region proadrenomedullin (“MR-proADM”), and/or mid-regional proatrial natriuretic peptide (“MR-proANP”) and/or fragments or minor modifications of any of the preceding molecules (collectively, the “Biomarkers”); and

WHEREAS, in addition to the Patents, BRAHMS owns, possesses and/or controls certain intellectual property and Biological Materials (as defined below) useful for the detection and/or measurement of the Biomarkers, and for the commercialization of diagnostic tests for such markers; and

WHEREAS, Company has expertise in the development and commercialization of diagnostic tests and wishes to develop and commercialize diagnostic tests for the Biomarkers and to obtain license rights from BRAHMS to do so;

NOW THEREFORE, in consideration of the mutual covenants and premises herein, the Parties agree as follows:

1.	DEFINITIONS.

1.1. “Affiliate” means, with respect to a particular Party, any business entity at least 50% owned by such Party, directly or indirectly, any business entity that owns at least 50% of such Party, directly or indirectly, or any business entity that is at least 50% owned, directly or indirectly, by a business entity that owns, directly or indirectly, at least 50% of a Party.

1.2. “Biological Material” means any proprietary product supplied by BRAHMS to Company under this Agreement comprising or containing a peptide or polypeptide reagent, including a monoclonal antibody, polyclonal antibody, hybridoma cell culture supernatant, ascites fluid, serum, plasma, or recombinant peptide biomarker, but excluding all Licensed Products supplied hereunder.

1.3. “Biomarker” means any one or more of CT-proET-1, MR-proADM and MR-proANP or any fragment or minor modification thereof.

1.4. “BRAHMS IP” means the Licensed Patents, Licensed Trademarks and Licensed Know How.

1.5. “Change of Control” means, with respect to a Party, a change in ownership or control of that Party effected through (1) the acquisition, directly or indirectly, by any entity or related group of entities, from existing shareholders of such Party of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Party’s outstanding securities that results in such entity or group of entities having effective control over the management and business affairs of such Party, or (2) a merger or consolidation of such Party with another entity in which securities possessing more than 50% of the total combined voting power of the Party’s outstanding securities issued and existing as of just before such transaction are transferred to an entity or entities different from the entities holding those securities immediately prior to such transaction, or (3) the sale, transfer or other disposition of all or substantially all of the Party’s assets in complete liquidation or dissolution of the Party. A transaction intended to operate as a change of management of the Party, including a „reverse merger”, shall be deemed a Change of Control. A financing transaction involving issuance of newly issued securities by a Party in exchange for cash (or other valuable consideration) paid to the Party shall not be a “Change of Control”.

1.6. “Confidential Information” means, with respect to a Party, any proprietary, non-public information (whether or not patentable or copyrightable) that such Party (the “Disclosing Party”, with respect to such information) discloses to the other Party (the “Receiving Party”, with respect to such information) under this Agreement, and whether or not disclosed verbally, visually, in writing or in other tangible form, which may include trade secrets, know-how, drawings, designs, product samples, product formulations, prototypes, data, processes, formulas, methods, materials, analyses, technology, marketing strategy, financial information, and customer information, and without regard to the manner of preparation, transmittal or storage of the information, including by physical devices, electronic devices or media, magnetic media, optical media or any other method. Further, this Agreement, all prior term sheets, drafts, discussions and negotiations relating thereto, are considered the Confidential Information of each Party.

1.7. “Indication for Use” means a specific description of the intended use of a Licensed Product, including the specific disease or condition, and further including (if applicable) a description of the patient population for which a Licensed Product is intended, the effect on clinical outcome, and any additional description or limiting features relevant to the intended use of a Licensed Product; provided that such uses are limited to diagnostics in the area of cardiac or cardiovascular disease and/or risk of disease in humans incident to or related to heart disease (including diagnostics aimed at risk stratification/prognosis determinations, for heart failure, and for related kidney conditions and cognitive decline and dementia conditions) and/or assessment of a patient’s risk for developing cardiac or cardiovascular disease and/or any of the other foregoing conditions.

1.8. “Licensed Know-How” means all technology, expertise, proprietary protocols, methods and formulations, trade secrets, inventions, techniques, methods technical information including antibody and protein sequence information, uses of Biological Material and the like (whether or not patentable or patented) that (a) are or have been discovered, invented or developed by or on behalf of BRAHMS and utilized for the research, development, use and/or manufacture of an immunoassay for the determination of a Biomarker in human serum, plasma, and other body fluids, and (b) are Controlled by BRAHMS at any time during the term of the Agreement.

1.9. “Licensed Patents” means: (a) the patents and patent applications listed on Schedule 1, (b) any additional patent applications filed by BRAHMS or its Affiliate relating to the detection and/or measurement of one or more Biomarkers, and methods and compositions relating thereto, (c) all divisional, continuations, continuations-in-part and similar applications filed based on the patents and applications referred to in subclause (a) or (b) above, (d) all patents issuing from any patent applications referred to in subclauses (a), (b) or (c) above, and (e) all re-examination and reissues and extensions of all the foregoing patents.

1.10. “Licensed Product” means any product intended for a Licensed Use the manufacture, use, sale, offer for sale, import or distribution of which, but for the license granted hereunder, would infringe or otherwise misappropriate BRAHMS IP and/or makes use of Biological Material.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.11. “Licensed Territory” means the United States of America including its territories and possessions, and including any additional Optional Country (or countries) that is or are added to the scope of the license granted hereunder, pursuant to Section 2.2.

1.12. “Licensed Trademarks” means the trademarks (common law and registered) set forth in Section 7.1 below.

1.13. “Licensed Use” means use of an immunoassay to detect or measure the presence, concentration, quantity or activity of one or more Biomarkers in human plasma, serum, blood, urine or other body fluid in connection with an Indication for Use.

1.14. “Non-Exclusive Field” means [ * ].

1.15. “Optional Country/Countries” means all countries not included in the Licensed Territory except for those countries embargoed by the United States of America.

1.16. “Production” means the manufacture, assembly and quality control testing of Licensed Product(s).

1.17. “Test Unit” means each single assay within a Licensed Product capable of measuring one Biomarker within an individual sample. For the sake of clarity, immunoassay products may comprise more than one Test Unit to produce a patient-reportable result.

1.18. “Third Party CMO” means a contract manufacturer that is engaged by Company to manufacture Licensed Product for Company, if BRAHMS does not supply Licensed Product as ordered by Company, provided that Company shall use reasonable efforts to engage, as such contract manufacturer, a qualified Affiliate of BRAHMS.

1.19. “Valid Patent Claim” means any claim of an issued Licensed Patent that has not expired or been held unenforceable or invalid by a final unappealable or unappealed order of a court or agency of competent jurisdiction.

2.	GRANT OF RIGHTS.

2.1. Grant. BRAHMS grants to Company and its Affiliates, and Company accepts, a license to use and practice BRAHMS IP during the Term of this Agreement to develop, manufacture, have manufactured, use, promote, sell, have sold, distribute, and import Licensed Products within the Licensed Territory. Such license is and shall be exclusive in the United States, except in connection with Licensed Product in the Non-Exclusive Field and such license is and shall be co-exclusive in the Licensed Territory outside the United States, except in connection with License Product in the Non-Exclusive Field, in which case such license shall be non-exclusive.

2.2. Optional Expansion. At any time, or from time to time, within [ * ] from the Effective Date of this Agreement, Company may add one or more Optional Countries to the Licensed Territory of this Agreement under commercially reasonable payment terms to be negotiated in good faith. All licensed rights within an Optional Country shall be co-exclusive except in connection with the Non-Exclusive Field, in which case, such rights shall be non-exclusive.

2.3. Sublicenses. Company shall not [ * ]. Company may sublicense the licensed rights that are provided in accordance with Section 2.1 which are [ * ], and may sublicense the [ * ], and provided such sublicense does not conflict with any license granted by BRAHMS after the Effective Date of this Agreement. All sublicenses shall conform to the terms and conditions of this Agreement and [ * ]. In the event that [ * ]. Notwithstanding the above, no sublicense shall [ * ] and no sublicensee shall have the right to grant further sublicenses. Any sublicense executed [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4. Subcontractors. BRAHMS shall serve as the [ * ] contract manufacturer of the Licensed Product(s) in accordance with, and subject to, the terms provided herein below. Company may not [ * ] except upon the prior express written consent of BRAHMS (except as provided below); BRAHMS shall not unreasonably withhold, delay or condition granting any such consent that is [ * ]. To provide Company with assurances regarding BRAHMS’s ability to supply on a consistent and timely basis all Licensed Products ordered by Company, BRAHMS agrees that it [ * ].

2.5. Retained Rights. BRAHMS retains its right to grant additional licenses to use BRAHMS IP to one or more third parties in the Non-Exclusive Field and/or outside of the Licensed Territory, subject to the provisions set forth in Section 2.2. BRAHMS also retains its right to [ * ]. Further, BRAHMS retains its right to use BRAHMS IP in connection with any commercial product(s) intended and sold solely for “research use only” or “investigational use only” and for its own internal research purposes.

3.	DEVELOPMENT OF LICENSED PRODUCTS.

3.1. Licensed Product(s). Within [ * ] of the Effective Date, Company shall provide a written proposal to BRAHMS specifying the proposed Licensed Products and the proposed Indications for Use of each such Licensed Product (the “Proposal”). BRAHMS and Company shall discuss reasonably the Proposal, including the composition of panels, and shall in good faith agree upon a list of Licensed Products and corresponding Indications for Use to be developed. The list shall be added to this Agreement as Schedule 2 which may be updated upon agreement between the parties to add or remove Licensed Products or Indications for Use. BRAHMS shall not [ * ]. Promptly after the Parties’ agreement on the list of Licensed Products, BRAHMS shall provide Company with all data, reports, regulatory information and other Licensed Know-How in its possession and control that is required or useful for developing and/or obtaining clearance or approval for Licensed Products in the Territory.

3.2. Quality Requirement. Company and BRAHMS acknowledge that each Licensed Product developed hereunder shall not be the same as BRAHMS’s version of the Biomarker products, but is intended to have overall clinical and analytical comparability with such products, and thus the Licensed Products will need to meet minimum quality requirements (including controls and calibrators), which will be discussed reasonably by the Parties and agreed to in good faith as provided herein, including modifications as provided in Section 3.4, (individually, each requirement being a “Quality Requirement”; and collectively, the requirements being “Quality Requirements”). In the event the Parties are not able to reach agreement on the Quality Requirement for a particular Licensed Product, then [ * ]. The Quality Requirements agreed to by the Parties, or established by the Company, as provided in the foregoing shall be added to this Agreement on Schedule 3.

3.3. Use of Biological Materials. Except as provided in accordance with Section 3.11 below, for each Biomarker detected or measured by each Licensed Product, Company shall use only Biological Material(s) relating directly to such Biomarker provided by BRAHMS pursuant to the terms of this Agreement in the development and Production of such Licensed Product, except in the case BRAHMS breaches its obligations to supply such Biological Materials (in which case Company may produce or obtain supply of such materials as needed, to the extent BRAHMS continues not to supply Company’s requirements. Subject to Section 3.11, BRAHMS shall be the exclusive supplier of Biological Materials to Company for the development and Production of Licensed Products, so long as BRAHMS continues to meet its supply obligations hereunder. Biological Materials provided by BRAHMS to Company pursuant to this Agreement shall not be used for any purpose other than the development and Production of Licensed Products.

3.4. Development. Company is responsible for development of Licensed Product(s) as provided herein. Immediately upon the Parties’ agreement upon a list of Licensed Products and Indication(s) for Use according to the provisions of Section 3.1, Company will begin development of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such Licensed Products, seeking to meet the appropriate Quality Requirements using its reasonably diligent efforts. During and throughout the development of each Licensed Product, Company shall provide BRAHMS with written reports [ * ] summarizing in reasonable detail the status and progress of each Licensed Product. It is acknowledged that the Quality Requirements for a Licensed Product may need to be modified during development. Upon completion of the feasibility work for each Licensed Product, Company shall provide BRAHMS with written proof of feasibility for such Licensed Product (the “Feasibility Report”). In the event Company has not submitted a Feasibility Report for [ * ] Licensed Product within [ * ] of the Effective Date, then Company shall [ * ]). [ * ] shall not eliminate Company’s obligation to make the milestone payment due in accordance with Section 6.2(ii). Once the final Quality Requirements for a Licensed Product have been established (with Company having the final say, after good faith efforts), Company shall complete the development work and provide confirmation of compliance with the final Quality Requirement in a written report to BRAHMS (the “Final Development Report”) to be provided within [ * ] of the Effective Date. Upon review of the Final Development Report, BRAHMS shall provide written approval of the Licensed Product to Company, such approval not to be unreasonably withheld or delayed. Such final Quality Requirements shall not be materially changed and Company shall not sell any Licensed Product that materially deviates from one or more of the applicable final Quality Requirements, except by agreement of the Parties, which agreement by BRAHMS shall not be unreasonably withheld or delayed. All information provided under this Section 3.4 to BRAHMS shall be part of Company’s Confidential Information.

3.5. Biological Materials for Licensed Product Development. Upon the completion of Schedule 3 for a Licensed Product, Company shall provide BRAHMS with a binding purchase order limited to the quantities of each Biological Material that Company reasonably expects to use solely for the purpose of development of such Licensed Product. Pricing of each Biological Material shall be as specified on Schedule 4. Company shall allow [ * ] from the date of the purchase order for the delivery of any [ * ] and [ * ] for delivery of any [ * ]. Each Final Feasibility Report submitted by Company shall specifically identify [ * ] to be used for Production of each Licensed Product.

3.6. Development Costs. Company shall bear all of its own costs relating to the development of each Licensed Product, and reasonable costs for technical and advisory support by BRAHMS employees in accordance with Section 3.7 of this Agreement.

3.7. Advisory Support. At the Company’s request, BRAHMS agrees to provide advisory support and technical enablement, including [ * ]. BRAHMS shall also provide at least one contact person to respond to Company’s telephonic technical inquiries, and shall ensure needed service [ * ] essential to Company’s development efforts within [ * ]. Any additional support requested by Company shall be negotiated in good faith by the Parties.

3.8. Transfer of Production. Upon completion of the development of each Licensed Product, the Parties shall cooperate to transfer the commercial Production of the Licensed Product from Company to BRAHMS. Such transfer shall be in accordance with a detailed plan for manufacturing transfer and Licensed Product quality control testing to be negotiated in good faith and mutually agreed by the Parties and added to this Agreement as Schedule 5 (the “Manufacturing Transfer Plan”), such plan negotiation to be commenced as requested by Company and completed by the Parties [ * ] to Company’s expected date for its reaching [ * ]. Such Manufacturing Transfer Plan shall set forth details including a timeframe and process for testing and validation during the course of transfer.

3.9. New Inventions. In the event Company’s development of a Licensed Product results in an invention that is an improvement of the BRAHMS IP and results from Company’s use of BRAHMS IP (an “Invention”), [ * ]. Notwithstanding the above, [ * ]. For the sake of clarity, [ * ]. Company shall reasonably cooperate with BRAHMS, at BRAHMS’ sole expense, to secure and record rights in and to an Invention. Notwithstanding anything to the contrary herein, this Agreement, including an assignment to BRAHMS of an Invention under this Section 3.8, does not

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and will not give rise to any right, title or interest by BRAHMS or transfer to BRAHMS any right, title, or interest in any other intellectual property (including patents, know-how, and trade secrets) owned or controlled by Company, even if such other intellectual property is necessary to exploit an Invention, and BRAHMS hereby disclaims any and all right, title, or interest in any and all such other intellectual property owned or controlled by Company even if such other intellectual property is necessary to exploit an Invention.

3.10. Non-Compete. [ * ] shall not [ * ].

3.11. Company Materials. Company may at any time develop and make (or have made by a third party) [ * ] (“Company Materials”) as a substitute for use with [ * ] provided that [ * ]. If such Company Materials are [ * ], Company shall [ * ]. In such case, BRAHMS failure to fulfill an order for Licensed Product that results from Company’s delay or failure to provide such Company Materials, on such agreed terms, shall not be considered a breach by BRAHMS.

4.	PRODUCTION OF LICENSED PRODUCTS.

4.1. Compliance. Although it is planned that BRAHMS shall take over Production of the Licensed Product(s) in accordance to the Manufacturing Transfer Plan to be mutually agreed upon by the Parties and added to this Agreement as Schedule 5 as set forth in Section 3.8 above, Company shall be responsible ([ * ]) to fulfill all required legal and regulatory requirements for manufacture and distribution of each Licensed Product, wherever made or sold by Company (or by Third Party CMO), including acquisition of licenses and other necessary permission or consent. Further, Company shall be responsible for using reasonable efforts to ensure that only those Licensed Products that comply with the Quality Requirement set forth on Schedule 3 are distributed, sold or otherwise provided by Company or on its behalf to third parties. However, non-compliance with the foregoing that is due in whole or in part to (a) any component of the Licensed Product that is supplied by BRAHMS, (b) any material delay in timing or failure of BRAHMS to meet its obligations under the mutually agreed upon Manufacturing Transfer Plan and/or (c) any act or omission of BRAHMS, shall be BRAHMS’s responsibility and not Company’s. BRAHMS shall be responsible for fulfilling all required legal and regulatory requirements for manufacture and supply to Company of each Licensed Product supplied hereunder to Company, wherever made by BRAHMS (or by Third Party CMO), including acquisition of licenses and other necessary permission or consent.

4.2 Testing. Company shall develop test methods and acceptance criteria that ensure compliance of Licensed Product with Quality Requirements, applying ISO 9001-norms, GMP- and FDA rules. In the event a Licensed Product deviates from the Quality Requirements, other than as a result of BRAHMS’ manufacturing process, Company shall make all commercially reasonably endeavors to achieve such compliance with the Quality Requirements. BRAHMS shall ensure all Licensed Product manufactured by BRAHMS meets the quality control acceptance criteria developed by Company.

4.3. Regulatory. Company shall use commercially reasonable efforts to achieve FDA clearance for Licensed Products. Company is also responsible for using such efforts to seek to obtain all necessary regulatory approvals for Licensed Products to be sold into any Optional Territory added to the Licensed Territory under Section 2.2. BRAHMS agrees to provide reasonable advisory support in connection with Company’s efforts to secure regulatory clearance/approval of a Licensed Product for an agreed upon Indication for Use. Company agrees to disclose and discuss in good faith with BRAHMS the results of studies prior to submission of such results to the respective regulatory authority. Any change to a Licensed Product after FDA clearance which [ * ] shall be [ * ]; provided that [ * ].

4.4. Biological Material and Other Documentation. BRAHMS shall provide Company with all appropriate documents relating to [ * ] that are reasonably useful for the development and/or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

clearance/approval by the FDA and other regulatory agencies in countries in which Company will market and sell Licensed Product(s) provided, however, that any such documents or information considered by BRAHMS to be a significantly material trade secret shall be provided only if, as solely to the extent, mandated by the FDA or other regulatory agency.

4.5. Quality Audits. Upon [ * ] written notice, Company shall have the right to carry out periodic quality audits not more than once per calendar year during normal business hours of BRAHMS manufacturing facilities, records and activities relevant to the Biological Material(s) and/or Licensed Products in order to verify compliance with the Quality Requirements and all applicable regulatory requirements and laws and regulations. Company’s internal and out-of-pocket costs of each audit shall be borne by Company. BRAHMS may designate a representative to be present during such audits. BRAHMS agrees to provide Company, during normal business hours, with such records as are reasonably necessary, including quality control records, test records and manufacturing records. Such records shall be considered Confidential Information of BRAHMS.

4.6. Regulatory Audits. BRAHMS shall permit, and shall reasonably cooperate with Company in connection with, all audits conducted by regulatory agencies or notified bodies in charge of registration or approval of the Licensed Products, if requested by such authorities. Costs of any audits conducted by regulatory agencies or notified bodies shall be borne by BRAHMS. BRAHMS shall provide Company with a reasonably detailed summary of all activities in such audits and all questions or responses in the audit, and with all regulatory questions, comment letters and other actions taken as a result of such audits, BRAHMS shall allow Company to participate fully in the drafting of all responses thereto by BRAHMS, and shall provide Company copies of all such written responses and reasonably summaries of all telephonic or other verbal responses. BRAHMS shall use good faith diligent efforts to resolve as soon as practicable any deficiencies or other issues observed or notified by the authorities after any such audit.

4.7. Notice of Indication for Use. Company shall provide purchasers of Licensed Product with a notice of the limitations on authorized use, as contemplated by the Indication for Use, for each Licensed Product. Such notice may be included within the product insert or datasheet for each Licensed Product.

4.8. Failure to [ * ]. In the event that Company both (a) has not [ * ] Licensed Product, and (b) has not [ * ] Licensed Product, in both cases [ * ] of the Effective Date of this Agreement, then the license granted in accordance with Section 2.1 shall [ * ] (subject to the following) across the scope of the license, and provided that BRAHMS may [ * ]. Further, any material delay in Company’s ability to progress development of a Licensed Product caused by unforeseeable delays imposed by FDA or other regulatory action or delay, or by the acts or omissions of BRAHMS, shall be added to and automatically extend the above time-frames, and Milestone Payment due dates in Section 6.2.

4.9. Customer Complaints. Customer complaints directed to Company shall be addressed by Company. Notwithstanding the above, BRAHMS shall reasonably cooperate with and assist Company to the extent a complaint arises in connection with Biological Materials or BRAHMS’ Production of Licensed Product. Company shall provide BRAHMS [ * ] reports regarding customer complaints (“Complaint Reports”). Each Complaint Report shall contain the information included on Schedule 6.

4.10. Notifications and Recalls. If any complaint creates an obligation for notification and/or recall and/or other corrective action in Licensed Territory (“Actions”), Company and BRAHMS shall inform each other without delay. Company shall in its sole discretion and at its sole expense manage all such Actions and shall keep BRAHMS timely informed regarding all such Actions.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.	SUPPLY OF LICENSED PRODUCTS.

5.1. Forecasts. [ * ] to expected FDA clearance of a Licensed Product, and on [ * ] basis thereafter, Company shall provide BRAHMS with [ * ] forecast (each, a “Forecast”) covering a [ * ] period of the estimated quantities of Licensed Products forecasted to be ordered during each such [ * ]. Except as detailed in Section 5.2 below, [ * ] shall [ * ]. The Forecasts are [ * ].

5.2. Binding Purchase Orders. Company shall provide a written binding purchase order (each, an “Order”) to BRAHMS for each Licensed Product ordered, specifying the quantities of each such Licensed Product ordered in the Order, [ * ] prior to the requested delivery date. BRAHMS shall confirm acceptance of the Order and delivery date (which shall not be later than the requested date to the extent conforming with the foregoing) within [ * ] of the receipt of each purchase Order. BRAHMS shall supply to Company with the quantities Licensed Product ordered in an Order (up to an amount that does not exceed (when combined with the quantities of such Licensed Product ordered in other Orders submitted in the same [ * ]) the total quantity of such Licensed Product forecasted to be ordered in such [ * ] in the most-recent Forecast amount by [ * ]. Company understands and acknowledges that BRAHMS has no obligation hereunder to affect a rapid response to a demand by Company[ * ]. Notwithstanding the above, BRAHMS will make reasonable efforts to supply excessive amounts of Licensed Product ordered, within a reasonable timeframe.

5.3. Delivery. BRAHMS shall deliver the Licensed Products ordered by Company [ * ] (Incoterms 2010) to Company’s premises as specified in writing, on the confirmed delivery date. Company shall pay for actual shipping charges, on invoice. If BRAHMS fails to deliver a material amount of the Licensed Product of Biological Materials ordered in an Order by the confirmed delivery date, BRAHMS shall use good faith, diligent efforts to cure such failure as soon as practicable, and if such failure is not cured by [ * ].

5.4. Acceptance. BRAHMS and Company shall negotiate in good faith and agree reasonably on the quality control acceptance criteria (“QC Criteria”) for each Licensed Product manufactured by BRAHMS. For each lot of Licensed Product manufactured and shipped to Company, BRAHMS shall perform all reasonable release testing to confirm that the lot conforms to the QC Criteria and shall provide the Company with the data demonstrating that QC Criteria are met and each lot is in compliance with required manufacturing quality standards and a signed quality certificate to that effect. Company shall have the right to test Licensed Products within [ * ] of receipt at its address of delivery (the “Test Period”) to confirm conformance to applicable QC Criteria. In the event the results of such testing (or if Company subsequently determines) that the Licensed Products delivered by BRAHMS deviate from the QC Criteria, or otherwise do not meet the Product Warranty under Section 9.2, then Company shall notify BRAHMS in writing (a “Failure Notice”) within a reasonable time, but in no case later than [ * ] after the Company first determines the existence of the deviation. If BRAHMS does not receive a Failure Notice from Company, then the Licensed Products delivered shall be deemed to comply with the QC Criteria and to be accepted by Company, provided that if Company discovers (after the end of the Test Period) defects in such Licensed Products, including latent defects, that could not have been identified by the testing upon receipt as defined above, then such Licensed Product shall be deemed not accepted and properly rejected.

5.5. Failure Notice. In the event BRAHMS receives a timely Failure Notice, then, except as provided below, the subject Licensed Products shall be deemed properly rejected by Company. BRAHMS shall have the opportunity to test the delivered Licensed Products that are the subject of such Failure Notice in order to confirm conformance or non-conformance to the QC Criteria. Should BRAHMS’ test results confirm non-conformance of the Licensed Products, BRAHMS shall use its best efforts to replace the non-conforming Licensed Products as soon as reasonably possible and in no event later than [ * ] from the date of such Failure Notice, and such replaced Licensed Product shall then again be subject to the testing and acceptance procedure set forth in Section 5.4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.6. Conformity Dispute. If BRAHMS’ test results do not confirm the Company’s claim of non-conformance, the Parties shall discuss possible resolution of the dispute as soon as practicable, and if they cannot agree, then such samples of such Licensed Products shall be submitted by the Parties for testing by a third party testing laboratory mutually agreed upon by the Parties (each being reasonable).

5.7. Pricing. BRAHMS shall sell the Licensed Products to Company at a transfer price for the Licensed Product in the amount of [ * ] the Licensed Product (net transfer price), provided that [ * ]. The price quoted herein shall not be [ * ]. [ * ] shall be [ * ] and shall not [ * ]. Notwithstanding the foregoing, in the event that BRAHMS [ * ] pursuant to Section 4.8, then the transfer price payable by Company for its purchase of Licensed Products supplied by BRAHMS shall be [ * ] to [ * ] the Licensed Product provided such [ * ] transfer price shall also be subject to annual adjustments for Actual Cost Increase.

5.8. Taxes. The pricing quoted in Section 5.7 of this Agreement are exclusive of any value added tax (VAT), sales tax, turnover tax, or any other comparable taxes. All taxes, duties, dues and other deductions, including VAT, if any, shall be borne by Company, when liable by law. BRAHMS hereby authorizes Company to withhold such taxes from the payments to BRAHMS and Company shall pay such taxes to the relevant tax authority or other authority within the time limit allowed by applicable law. Whenever Company deducts such taxes from payments due BRAHMS, Company shall provide BRAHMS with the best available evidence of such tax payment. The Parties shall work together to avoid double taxation, including the signing of all appropriate documents in advance of any such payment, in order to take advantage of any applicable double taxation agreement or treaty.

5.9. Payments. BRAHMS shall send Company a separate invoice for each shipment of Licensed Products. Company shall make reasonable commercial efforts to make payment for Biological Materials within [ * ] of the receipt of each invoice.

5.10. Change to Specification. BRAHMS shall inform Company about any needed change to Production process for the Licensed Products that affects the form or function of a Licensed Product or other material change to manufacturing and/or control of the Biological Materials [ * ] the expected date of implementation of the change. Company shall cooperate in good faith regarding the evaluation of the proposed change(s). If the Parties reasonably and mutually agree the change will adversely affect Company’s costs or ability to meet the Quality Requirements for a Licensed Product, BRAHMS and Company shall agree upon a resolution which may include identification of a third party to supply the relevant Licensed Product, subject to the third party’s ability to meet the Quality Requirements set forth herein on Schedule 3. BRAHMS shall not make any change to the Production process, specifications, or quality control process for any Licensed Product without Company’s prior written consent if such change will or could adversely affect the commercialization, registration, or approval of such Licensed Product.

6.	PAYMENTS.

6.1. License Fees. In partial consideration for the use of BRAHMS IP as permitted hereunder and BRAHMS’s other commitments in this Agreement, Company shall pay to BRAHMS an upfront license fee in the amount of SEVEN HUNDRED FIFTY THOUSAND EUROS (€750,000) within [ * ] of the Effective Date, and an additional license access fee in the amount of FIVE HUNDRED THOUSAND EUROS (€500,000) within twelve (12) months of the Effective Date.

6.2. Milestone Payments. In addition to the upfront payment required in Section 6.1, Company agrees to make milestone payments as additional partial consideration for the rights and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obligations hereunder and of BRAHMS’s costs incurred to meet its manufacturing obligations. Company shall make the payments designated herein below within [ * ] of achieving each of the following milestones in connection with the first Licensed Product in the Licensed Territory or by the specified deadline for each milestone:

(i) First [ * ], but in no case later than [ * ] from the Effective Date; amount = [ * ];

(ii) First [ * ], but in no case later than [ * ] from the Effective Date; amount = [ * ];

(iii) First time the sales of a Licensed Product within Licensed Territory [ * ]; amount = [ * ] if achieved [ * ] of the Effective Date, provided that if such milestone event has not been achieved [ * ] from the Effective Date, then Company shall pay [ * ].

(iv) First time the sales of a Licensed Product within Licensed Territory [ * ]; amount = [ * ] if achieved [ * ] if achieved [ * ] from the Effective Date.

In the event that BRAHMS converts the license under Section 2.1 to [ * ] pursuant to Section 4.8 of this Agreement, then each milestone payment payable by Company pursuant to the above milestone provisions shall be [ * ] of the milestone payment amount set forth above.

6.3. Late Charges. All amounts payable here by Company must be paid in [ * ]. All license fee and milestone payments that are not paid by Company by the specified payment due date shall bear annual interest at the rate of [ * ]. Such interest payments shall be calculated from the due date until the date the payment is received by BRAHMS.

7.	BRANDING AND TRADEMARKS.

7.1. Product Branding. Company shall have the right to select, register, own and use all trademarks that it (and its Affiliates and sublicensees) will use in connection with each Licensed Product and the development and commercialization thereof, provided that the packaging for each Licensed Product and promotional literature for Licensed Product(s) shall be [ * ] with the following trademarks, as appropriate: [ * ] (collectively, “Licensed Trademarks”) along with any such Company trademarks or brands.

7.2. Trademark License. BRAHMS hereby grants to Company a [ * ] to use the License Trademarks for all marketing, promotion, sales and use of Licensed Product, in conformance with the terms as described in Section 7.1. Company shall not knowingly use the Licensed Trademarks in a manner that materials adversely affects or otherwise disparages the goodwill or good name of BRAHMS or its Affiliates. Further Company shall not register or knowingly aid any third party in registering the Licensed Trademark or any confusingly similar marks and shall not knowingly take any action inconsistent with BRAHMS’s ownership of the Licensed Trademarks in any jurisdiction. All use of Licensed Trademarks by Company shall inure to the sole benefit of BRAHMS. Except in connection with the sale by Company of its inventory of Licensed Product(s) after the expiration or earlier termination of this Agreement as permitted pursuant to Section 12.3(b), Company shall cease to use the Licensed Trademarks immediately upon the expiration or termination of this Agreement.

7.3. Prohibited Use. Company shall not make any other use of the Licensed Trademarks beyond the scope of this Agreement nor use any other trademark owned by BRAHMS without prior express written permission from BRAHMS.

7.4. Parameter Marketing. Company acknowledges and accepts an obligation to use commercially reasonable efforts to promote the marketing and sale of Licensed Products after registration and approval thereof. BRAHMS shall retain the primary clinical competency outside

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Licensed Territory for detection or measurement of the Biomarkers including, in particular, planning and performing clinical studies outside of Licensed Territory and Licensed Use. Company retains primary clinical competency for the design and performing of clinical studies related to Company’s development of Licensed Products in the Licensed Territory, including under the rights and obligations under this Agreement. [ * ] agrees to [ * ]. The Parties will cooperate reasonably on clinical matters and seek to find ways to cooperate more efficiently in ways that benefit each Party’s respective clinical program in its territory. BRAHMS and Company shall keep each fully informed of any clinical trials that are planned to be conducted on Licensed Product outside and inside (respectively) the Licensed Territory and all results thereof. [ * ] will inform [ * ] of [ * ] and will [ * ] Company’s advertisements and promotional materials and in applications for and support of regulatory approval for Licensed Product(s) in an agreed manner and in compliance with all applicable laws. Likewise, [ * ] will [ * ] in BRAHMS’ advertising and promotional materials in an agreed manner and in compliance with all applicable laws. Company shall advise BRAHMS of its plans to initiate a clinical trial or study, whether for developmental purpose, regulatory approval or clinical evaluation of a Licensed Product [ * ] to the initiation of such trial.

8.	Enforcement of Licensed Rights.

8.1. Enforcement of Licensed Patents. Company shall notify BRAHMS in writing regarding suspected infringement by a third party of a Licensed Patent and use reasonable efforts to provide such evidence as reasonably available to support Company’s belief. BRAHMS shall review and determine in its sole discretion a course of action including, without limitation, litigation, negotiation of settlement without legal intervention or no action and shall notify Company of its decision [ * ]. If BRAHMS chooses to take legal action against a suspected infringer, BRAHMS shall retain any monetary award or recovery it receives. In the event that [ * ], [ * ] shall [ * ]. If [ * ], [ * ] shall [ * ]. Notwithstanding the foregoing, in no case shall the transfer price be reduced by application of this Section 8.1 to [ * ]. If BRAHMS and Company cannot agree [ * ], the issue will be resolved by [ * ] under the provisions of Section 13.2.

8.2. Cooperation. In any infringement suit or dispute against a third-party, BRAHMS and Company agree to cooperate reasonably with each other. At the request and expense of the Party bringing suit, the other Party will permit reasonable access to all relevant records, papers, information, samples, specimens, etc., during regular business hours and upon reasonable notice.

9.	WARRANTIES AND INDEMNIFICATION.

9.1. BRAHMS’ IP Warranties. BRAHMS represents and warrants that (i) it owns or otherwise controls BRAHMS IP, (ii) it has the right and authority to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any third party that would restrict Company in its practice of the rights granted herein.

9.2. BRAHMS’ Product Warranties. BRAHMS represents and warrants that all Licensed Product delivered to Company hereunder will (a) comply with the specifications, the QC Criteria, and Quality Requirements; and (b) have been manufactured in full compliance with cGMP and all other applicable laws and regulations.

9.3 Indemnification by BRAHMS. BRAHMS agrees to indemnify and hold harmless Company and its Affiliates, their officers, employees, agents and representatives (collectively, the “Company Indemnitees”) from and against judgments, losses, costs, expenses and damages resulting from all claims, demands, and causes of action brought by a third party against any Company Indemnitees caused by, or arising out of, or resulting from, or related to the Production of Licensed Products or use of Licensed Trademarks or breach by BRAHMS of any warranty or other obligation under this Agreement, except to the extent such claims, demands, causes of action, or loss and damages are caused by the gross negligence or willful misconduct of Company Indemnities.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4. Indemnification by Company. Company agrees to indemnify, defend and hold harmless BRAHMS and its Affiliates, their officers, employees, agents and representatives (collectively, the “BRAHMS Indemnitees”) resulting from all claims, demands, and causes of action brought by a third party against BRAHMS Indemnitees (including those arising on account of any injury or death of person(s) or damage to property) caused by, or arising out of, or resulting from the promotion, distribution, sale or use of a Licensed Product by Company in the Licensed Territory or breach by Company of any warranty or other obligation under this Agreement, except to the extent such claims, demands, causes of action, or loss and damages are related to or result from or are caused by Production of Licensed Products or use of Licensed Trademarks by BRAHMS Indemnitee, or are caused or contributed to by the gross negligence or willful misconduct of any BRAHMS Indemnities, or result from or are caused by the breach by BRAHMS of any warranty or other obligation under this Agreement.

9.5. Limitations. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO MATTERS ARISING UNDER OR CONTEMPLATED BY THIS AGREEMENT FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES OF ANY KIND.

10.	CONFIDENTIALITY.

10.1. Obligations. Each Party agrees to keep confidential, and not to use or disclose, other than as permitted by this Agreement, any Confidential Information of the other Party provided prior to or after entry into this Agreement for a period of [ * ] from the Effective Date of this Agreement regardless of early termination.

10.2. Exceptions. The obligations of Section 10.1 do not apply to information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by a receiving Party; (ii) was in the receiving Party’s possession prior to receipt from the disclosing Party as evidenced by receiving Party’s written records; or (iii) is received by a receiving Party from a third party on a non-confidential basis through no breach of confidentiality.

10.3. Permitted Disclosures. A receiving Party may disclose Confidential Information as required by applicable law or legal process, provided the receiving Party notifies the disclosing Party prior to such disclosure so as to afford the disclosing Party a reasonable opportunity to object or seek an appropriate protective order with respect to such disclosure.

10.4 Destruction. A Party shall, upon request of the other Party, destroy or return to the requesting Party, all drawings, documents and other tangible manifestations of Confidential Information received pursuant to this Agreement (and all copies and reproductions thereof), except that each Party may retain one copy thereof solely for legal archival purposes.

11.	WRITTEN NOTICES.

11.1. Addresses for Notice. Any notice required or permitted to be given by this Agreement shall be given in writing by overnight courier, addressed to the other Party at its address shown below, and shall be effective upon receipt by the addressee. Either Party may change its address by providing written notice to the other Party.

If to BRAHMS:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to Company:

[ * ]

12.	TERM AND TERMINATION.

12.1. Term. This Agreement shall expire upon the expiration (or invalidation) of the last to expire of the Licensed Patents in any country (the “Term”).

12.2. Termination. Notwithstanding the above, this Agreement may be terminated prior to the end of the Term:

(a) by BRAHMS, immediately upon written notice thereof to Company, in the event of the filing, directly or indirectly, by Company or an Affiliate of Company of any action or proceeding that challenges and/or seeks to modify: (i) the validity of a Licensed Patent, (ii) the scope of a claim of a Licensed Patent, or (iii) ownership of a Licensed Patent, provided however that a Dispute under Section 13.2 between Company and BRAHMS regarding the issue of whether a claim of any Licensed Patent encompasses or covers a product being made, used, sold, offered for sale or imported by Company is not in itself considered a breach of this provision; or

(b) by either Party (the “Accusing Party”), upon [ * ] written notice, if the other Party (the “Accused Party”) materially breaches or defaults on any obligation under this Agreement, unless before the end of the [ * ] period, the Accused Party has cured the default or breach and so notifies the Accusing Party, stating the manner of the cure; or

(c) at any time upon the mutual consent of the Parties.

(d) by Company without cause, upon [ * ] written notice.

(e) by Company [ * ] written notice in the event that the Company reasonably determines that the development of Licensed Product is not technically feasible or commercially reasonable or the sale of Licensed Product is not economically profitable provided such notice shall not be given until after the first anniversary of the Effective Date.

12.3. Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason:

(a) nothing herein shall be construed to release either Party of any obligation arising prior to the effective date of termination or expiration; and

(b) except for termination of this Agreement due to Section 12.2(a) or (b), BRAHMS shall fill outstanding orders for Licensed Products compliant with the provisions of Section 5.2 received before the effective date of termination or expiration, and Company may continue to sell all such Licensed Products up until [ * ] from the effective date of termination or expiration at which time all sales must cease. For clarity, Company must cease all use of Licensed Trademarks and all sales of any product containing Biological Materials; and

(c) in the event of termination prior to the end of the Term for any reason, Company shall return or destroy, at BRAHMS’ request, all unused Biological Materials and all documents and materials relating to BRAHMS IP; for clarity, each Party acknowledges that no rights to use intellectual property, Confidential Information, or Know-How owned or controlled by the other Party survive beyond the termination of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4. Survival. The provisions of Sections 7.2, 9.3, 9.4, 9.5, 12.3, 12.4, 13.2, 13.3, 13.4 and 13.5 and Articles 10 and 11 shall survive expiration or termination of this Agreement.

13.	MISCELLANEOUS.

13.1. Export Laws. The Parties each acknowledge that the development and commercialization rights and information disclosure requirements of this Agreement are subject to the laws and regulations of the United States of America relating to the export of products and technical information. Without limitation, each of the Parties shall comply with all such laws and regulations. With respect to laws relating to corruption, commercial bribery, and money laundering, Company represents and warrants that no part of any fees paid or payable to Company or any profits obtained by Company in connection with Company’s activities on behalf of BRAHMS will be (i) directly or indirectly paid, offered, transferred, or given to any official, representative, or employee of any government, government agency, or instrumentality for the purpose of obtaining or retaining business for or with, or directing business to, any person or company (such as BRAHMS), or (ii) otherwise used for any purpose which would violate the U.S. Foreign Corrupt Practices Act or any other laws, regulations, and standards of the United States or other applicable countries. Company also represents and warrants that none of its owners, principals, officers, employees, or staff members are officials, officers, employees, or representatives of any government, governmental agency, or political party or a candidate for political office, and that Company will not be involved in the decision-making process associated with any award that may be made in response to any bid by BRAHMS. Company further represents and warrants that it will keep complete and accurate records of all payments of any kind made by Company from or with respect to commissions, service fees, or other payments received from BRAHMS, and such records shall be subject to inspection and audit by BRAHMS and its representatives at any time. With regard to exports and re-exports, Company represents and warrants that no Biological Material or Licensed Product supplied by BRAHMS to Company will be shipped, directly or indirectly, to any person or organization (i) in Cuba, Iran, North Korea, Sudan, or Syria, or who is considered a part of the government of those countries, or (ii) (iii) who is listed by the government of the United States or of any other country as prohibited from receiving the Biological Material or Licensed Product, or from participating in export transactions involving the Biological Material or Licensed Product.

13.2. Dispute Resolution. In the event of any dispute, claim or controversy arising from or in connection with this Agreement, including its construction, validity, enforceability and/or actual or alleged breach (a “Dispute”), the Parties shall endeavor to settle such Dispute by negotiation and mutual agreement within a reasonable time, taking into consideration the economic purpose of their cooperation. However, in the case of failure to reach a resolution, the Dispute shall [ * ]. The language of arbitration shall be English. The cost of arbitration shall be shared equally by the Parties, except that each Party shall be responsible for the costs of its own attorneys, experts, and other representatives or witnesses and any costs related thereto. The arbitrator shall have no power to materially modify any of the terms or conditions of this Agreement. Notwithstanding the above, the right of a Party to seek preliminary injunctive relief is not affected by this Section 13.2.

13.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding its rules as to conflict of laws. For any legal issues not covered by the dispute resolution provisions in Section 13.2, the Parties submit to exclusive jurisdiction [ * ].

13.4. Force Majeure. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented by reason of any cause beyond the control of the Party liable for performance, unless persuasive evidence to the contrary is provided, the Party so

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

affected shall, upon giving written notice to the other Party, be excused from such performance provided that the affected Party shall use diligent efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

13.5. Assignment. Company may transfer or assign this Agreement or its rights or obligations hereunder, in whole or in part, to any party provided, however, that Company shall not transfer or assign this Agreement to any third party which BRAHMS is investigating or has accused in writing of infringement of BRAHMS IP and such dispute has not been resolved. Any transfer or assignment made in violation of this Section 13.5 shall be null and void. Company may inquire of BRAHMS, as to any particular third party, whether BRAHMS is investigating or has accused such party of infringement, and whether such dispute has been resolved, and BRAHMS will answer such inquiries truthfully and completely, within [ * ] of the inquiry.

13.6. No Waiver. Any waiver of the terms and conditions hereof shall be made explicitly in writing. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

13.7. Severability. If any provision of this Agreement is held or discovered to be illegal, invalid or unenforceable in any jurisdiction, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

13.8. Headings. Headings are included herein for convenience only and shall not be used to construe this Agreement.

13.9 Independent Contractors. The relationship of BRAHMS and Company established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between the Parties. Neither Party shall have any right, power or authority to assume, create or incur any expense, liability or obligation on the part of the other Party.

13.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.11 Entire Agreement. This Agreement constitutes the entire and only agreement between the Parties for Licensed Product(s) and all other prior negotiations, representation, agreements, and understandings are superseded hereby. No agreement modifying, deleting or supplementing the terms hereof may be made except by a written document signed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

BRAHMS GmbH		diaDexus, Inc.

By:	/s/ Lorenz M. Rasch	By:	/s/ Brian E. Ward PhD

Name:	Lorenz M. Rasch	Name:	Brian E. Ward PhD

Title:	Rechtsanwalt (RAK Berlin)	Title:	President & CEO
Fachanwalt für Medizinrecht

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

By:	/s/ Christian Völker

Name:	Christian Völker

Title:	Director Finance

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 1

LICENSED PATENTS*

*	“Licensed Patents” include: (i) all patents and patent applications that are divisional, continuation, continuation-in-part, corrections, reissued, re-examined patents and applications of the following applications, and (ii) any foreign patent or patent application related directly or indirectly to the patents and patent applications set forth below or in part (i), including any foreign patent or patent application, or amendment thereof, claiming common priority with any of the patents and applications listed below or in part (i), and (iii) all reissues and reexaminations (and foreign equivalents thereof) of any issued patents as set forth in the foregoing or the following.

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 2

Licensed Products

To be added

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 3

Minimum Quality Requirements

[ * ]

All data shall be documented in a final written report to BRAHMS. [ * ]

[ * ]

The developed Licensed Product must fulfill the following criteria:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 4

Pricing for Biological Materials (for Development Use Only)

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 5

Manufacturing Transfer Plan

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 6

Complaint Reports

Company shall provide BRAHMS [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.